Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Chairman, President, and CEO Announces Plan to Retire Next Year.

GRAND RAPIDS, MICHIGAN-October 29, 2002-Spartan Stores, Inc., (Nasdaq: SPTN) announced today that James B. Meyer, Chairman, President and Chief Executive Officer has informed the board of directors of his intention to retire next year. The exact date of Mr. Meyer's retirement will be based on the time necessary to achieve an orderly and seamless transition.

"It has been an incredible pleasure to be a part of Spartan Stores for the past 30 years," stated Mr. Meyer. "I will be assisting the board in finding the next individual with the right combination of executive leadership skills and strategic vision to ensure Spartan Stores' future success. I want to give our customers and associates my personal assurance that the transition to new leadership will be seamless. I also want to thank our shareholders, customers, and associates for the many years of support." Mr. Meyer has been with the Company since 1973. He has served as President since 1996, Chief Executive Officer since 1997, and Chairman since 2000.

Spartan Stores, Inc. has engaged Korn/Ferry International, a highly respected executive recruiting firm, to immediately commence a search for a highly qualified successor with a proven track record and experience in retail management. Mr. Meyer will continue to serve in his current role as Chairman, President, and Chief Executive Officer during the transition.

Elson S. Floyd, Ph.D., a Spartan Stores director and executive committee member, commented on Mr. Meyer's retirement, "The board of directors has, with sincere regret, accepted Jim Meyer's decision to retire, and we want to thank him for his many years of dedicated service. Under his leadership, the company has been transformed from a customer owned grocery distributor to a publicly held company traded on The Nasdaq Stock Market, acquiring and operating over 100 retail supermarkets and deep-discount drugstores, while continuing its market leading distribution business. Both the board of directors and Jim are committed to an orderly succession. With Jim's assistance in the recruiting and transition to a successor and his continued leadership during the interim period, we are confident that we will have a smooth transfer of leadership to a new Chief Executive well qualified to lead Spartan into the future."

Spartan Stores, Inc., (Nasdaq: SPTN) Grand Rapids, Michigan, owns and operates 95 supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The Company also distributes more than 40,000 private-label and national brand products to more than 330 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

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This press release contains forward-looking statements about Spartan Stores' plans and expectations. These forward-looking statements are identified by words or phrases indicating that a party "intends", "expects", "plans" or "believes" these forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information contained after the date of this press release.